                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-07

** BSCMS 2007-PWR17 **  $3.3Bn Fixed Rate CMBS    ** PX GUIDANCE - IO **

Co-Lead Bookrunning Managers:                       Morgan Stanley, Bear Stearns
Rating Agencies:                                    S&P, Fitch

Structure:                              APPROX
 CL   SIZE($MM)    S&P/FITCH   A/L     PROCCEDS    PX GUIDE
*X1    3260.3**    AAA/AAA     8.62     ~20.5mm    T+600A  @ 100CPY
*X2    3185.2**    AAA/AAA     6.09     ~36.5mm    T+175A  @ 100CPY

- All bids due by Friday, Sept 14 - 11:00am (EDT)

*   Subject to rule 144A
**  Notional Balance

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus; you request it by calling toll free 1-866-718-1649 or by email at prospectus@morganstanley.com.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1)   these materials not constituting an offer (or a solicitation of an offer),

(2)   no representation that these materials are accurate or complete and may not be updated, or

(3)   these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

--------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities.
Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice.
Securities may not be suitable for all; contact your BSC rep for further info.
Trade recaps for your information at your request; not a confirmation.
Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear,
Stearns & Co. Inc.

                                                                          MORGAN
                                                                         STANLEY

--------------------------------------------------------------------------------

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this material is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

--------------------------------------------------------------------------------

                                                                  MORGAN STANLEY

--------------------------------------------------------------------------------
09/13/2007  10:12:13  CARVE Version 92.0
/u/alexwong/deal/pwr17/priced/pwr17.fixedprice.carve

BSCMS  BSCMS SERIES 2007-PWR17 (FITCH/S&P) CLASS X1

-----------------------------------------------------------------------------------

Class             X1                Settlement Date     09/27/2007  Coupon
Original Balance  3,260,260,823.00  Dated Date          09/01/2007  Delay
Current Balance   3,260,260,823.00  First Payment Date  10/11/2007  Lead Manager
Credit Rating     AAA/Aaa           Next Payment Date   10/11/2007  Orig Deal Size
Market Desc       N/A               Payment Freq        Monthly     Num of Tranches
Factor            1.00000000        Interest Freq       Monthly     Deal Age

--------------------------------------------------------------------

Class             WAC                   Cusip             N/A
Original Balance  10                    Yield Table Date  09/13/2007
Current Balance   Morgan Stanley & Co.  Yield Frequency   SemiAnnual
Credit Rating     3,260,260,823.00      Yield Day Count   30/360
Market Desc       32
Factor            0

TRIGGER           OPTIONALCALL YES  OPTIONALCALL YES   OPTIONALCALL YES   OPTIONALCALL YES

PREPAY            (!YM) CPR 100     CPR 0              CPR 2              CPR 5
DEFAULT

ADVANCES
RECV MNTH
RECV DISTR
LOSSES

TRIGGER           OPTIONALCALL YES      OPTIONALCALL YES   OPTIONALCALL YES

PREPAY            (!YM) CPR 100         (!YM) CPR 100      (!YM) CPR 100
DEFAULT           CDR 0   24            CDR 0  24          CDR 0  24
                  1                     2                  3
ADVANCES          YES                   YES                YES
RECV MNTH         12                    12                 12
RECV DISTR        100 1                 100 1              100 1
LOSSES            0.35                  0.35               0.35

-------------------------------------------------------------------------------------------------
PRICE / YIELD
-------------------------------------------------------------------------------------------------

                    0.31732   26.8288   27.4939   28.4510   29.6518   24.8547   22.7570   21.1626
                    0.37982   21.9479   22.6227   23.3536   24.2343   19.9371   17.8026   16.2274
                    0.44232   18.1547   18.8372   19.4059   20.0592   16.1226   13.9688   12.4180
                    0.50482   15.0806   15.7697   16.2163   16.6999   13.0362   10.8729    9.3475
                    0.56732   12.5125   13.2075   13.5587   13.9111   10.4614    8.2944    6.7939
                    0.62982   10.3175   11.0177   11.2924   11.5401    8.2630    6.0960    4.6191
                    0.69232    8.4074    9.1123    9.3243    9.4865    6.3518    4.1870    2.7323
                    0.75482    6.7212    7.4306    7.5899    7.6813    4.6661    2.5049    1.0710
                    0.81732    5.2152    5.9287    6.0434    6.0747    3.1615    1.0049   -0.4096
                    0.87982    3.8568    4.5742    4.6504    4.6305    1.8053   -0.3461   -1.7425
                    0.94232    2.6215    3.3425    3.3853    3.3210    0.5727   -1.5732   -2.9526
-------------------------------------------------------------------------------------------------
AVERAGE LIFE                     8.63      8.80      8.67      8.49      8.45      8.29      8.12
MOD DURATION @ 0.62982           4.84      4.85      4.69      4.49      4.83      4.84      4.89
SPREAD INTERP. @ 0.62982          600       669       697       723       396       180        33

                                                                     Page 1 of 1

--------------------------------------------------------------------------------
This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualifications at the end of this material.

                                                                          MORGAN
                                                                         STANLEY

This material was prepared by sales, trading, banking or other non-research personnel of one of the following: Morgan Stanley & Co. Incorporated, Morgan
Stanley & Co. International Limited, Morgan Stanley Japan Limited and/or Morgan
Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter
Morgan Stanley). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author s and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

This material may have been prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (or related derivatives)
mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein.
Trading desk materials are not independent of the proprietary interests of
Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.

The information contained in this material is subject to change, completion or amendment from time to time, and the information in this material supersedes information in any other communication relating to the securities referred to in this material.

This material is not a solicitation to participate in any trading strategy, and is not an offer to sell any security or instrument or a solicitation of an offer to buy or sell any security or instrument in any jurisdiction where the offer, solicitation or sale is not permitted.

Unless otherwise set forth in this material, any securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent an exemption therefrom.
Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.

The securities/instruments discussed in this material may not be suitable for all investors. This material has been prepared and issued by Morgan Stanley for distribution to market professionals and institutional investor clients only.
Other recipients should seek independent investment advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.
You should consider this material as only a single factor in making an investment decision.

Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication
Characteristics and Risks of Standardized Options, which is available from your account representative.

The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates.
Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan
Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.

Notwithstanding anything herein to the contrary, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind
(including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial
Services Authority s rules). In Japan, this communication is directed to the sophisticated institutional investors as defined under the Foreign Broker Dealer
Law of Japan and the ordinances thereunder. For additional information, research reports and important disclosures see https://secure.ms.com/servlet/cls. The trademarks and service marks contained herein are the property of their respective owners.

This material may not be sold or redistributed without the prior written consent of Morgan Stanley.

(c) 2005 Morgan Stanley

                                                                          MORGAN
                                                                         STANLEY

--------------------------------------------------------------------------------

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this material is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

--------------------------------------------------------------------------------

                                                                          MORGAN
                                                                         STANLEY

--------------------------------------------------------------------------------
09/13/2007     11:13:21     CARVE Version  92.0
/u/alexwong/deal/pwr17/priced/pwr17.fixedprice.carve

BSCMS  BSCMS  SERIES 2007-PWR17 (FITCH/S&P)  CLASS X2

---------------------------------------------------------------------------------------

Class              X2                 Settlement Date      09/27/2007   Coupon
Original Balance   3,185,229,000.00   Dated Date           09/01/2007   Delay
Current Balance    3,185,229,000.00   First Payment Date   10/11/2007   Lead Manager
Credit Rating      AAA/Aaa            Next Payment Date    10/11/2007   Orig Deal Size
Market Desc        N/A                Payment Freq         Monthly      Num of Tranches
Factor             1.00000000         Interest Freq        Monthly      Deal Age

-----------------------------------------------------------------------

Class              WAC                    Cusip              N/A
Original Balance   10                     Yield Table Date   09/13/2007
Current Balance    Morgan Stanley & Co.   Yield Frequency    SemiAnnual
Credit Rating      3,260,260,823.00       Yield Day Count    30/360
Market Desc        32
Factor             0

TRIGGER            OPTIONALCALL YES   OPTIONALCALL YES   OPTIONALCALL YES   OPTIONALCALL

PREPAY             (!YM) CPR 100      CPR 0              CPR 2              CPR 5
DEFAULT
ADVANCES
RECV MNTH
RECV DISTR
LOSSES

TRIGGER            YESOPTIONALCALL YES   OPTIONALCALL YES   OPTIONALCALL YES

PREPAY             (!YM) CPR 100         (!YM) CPR 100      (!YM) CPR 100
DEFAULT            CDR 2                 CDR 4              CDR 6
ADVANCES           YES                   YES                YES
RECV MNTH          12                    12                 12
RECV DISTR         100 1                 100 1              100 1
LOSSES             0.35                  0.35               0.35

-----------------------------------------------------------------------------------------------
PRICE / YIELD
-----------------------------------------------------------------------------------------------

                   0.84100   17.5510   17.5510   18.0042   18.5679  17.5510   17.5510   17.5510
                   0.90350   14.6716   14.6716   15.1037   15.6384  14.6716   14.6716   14.6716
                   0.96600   12.1209   12.1209   12.5341   13.0431  12.1209   12.1209   12.1209
                   1.02850    9.8392    9.8392   10.2355   10.7216   9.8392    9.8392    9.8392
                   1.09100    7.7809    7.7809    8.1619    8.6276   7.7809    7.7809    7.7809
                   1.15350    5.9106    5.9106    6.2778    6.7249   5.9106    5.9106    5.9106
                   1.21600    4.2003    4.2003    4.5548    4.9851   4.2003    4.2003    4.2003
                   1.27850    2.6274    2.6274    2.9704    3.3854   2.6274    2.6274    2.6274
                   1.34100    1.1737    1.1737    1.5060    1.9070   1.1737    1.1737    1.1737
                   1.40350   -0.1759   -0.1759    0.1466    0.5346  -0.1759   -0.1759   -0.1759
                   1.46600   -1.4339   -1.4339   -1.1205   -0.7444  -1.4339   -1.4339   -1.4339
-----------------------------------------------------------------------------------------------
AVERAGE LIFE                    6.09      6.09      6.09      6.09     6.09      6.09      6.09
MOD DURATION @ 1.15350          3.00      3.00      2.98      2.95     3.00      3.00      3.00
SPREAD INTERP. @ 1.15350         175       175       212       256      175       175       175

                                                                     Page 1 of 1

--------------------------------------------------------------------------------
This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualifications at the end of this material.

                                                                          MORGAN
                                                                         STANLEY

This material was prepared by sales, trading, banking or other non-research personnel of one of the following: Morgan Stanley & Co. Incorporated, Morgan
Stanley & Co. International Limited, Morgan Stanley Japan Limited and/or Morgan
Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter
Morgan Stanley). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author s and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

This material may have been prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (or related derivatives)
mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein.
Trading desk materials are not independent of the proprietary interests of
Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.

The information contained in this material is subject to change, completion or amendment from time to time, and the information in this material supersedes information in any other communication relating to the securities referred to in this material.

This material is not a solicitation to participate in any trading strategy, and is not an offer to sell any security or instrument or a solicitation of an offer to buy or sell any security or instrument in any jurisdiction where the offer, solicitation or sale is not permitted.

Unless otherwise set forth in this material, any securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent an exemption therefrom.
Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.

The securities/instruments discussed in this material may not be suitable for all investors. This material has been prepared and issued by Morgan Stanley for distribution to market professionals and institutional investor clients only.
Other recipients should seek independent investment advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.
You should consider this material as only a single factor in making an investment decision.

Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication
Characteristics and Risks of Standardized Options, which is available from your account representative.

The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates.
Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan
Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.

Notwithstanding anything herein to the contrary, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind
(including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial
Services Authority s rules). In Japan, this communication is directed to the sophisticated institutional investors as defined under the Foreign Broker Dealer
Law of Japan and the ordinances thereunder. For additional information, research reports and important disclosures see https://secure.ms.com/servlet/cls. The trademarks and service marks contained herein are the property of their respective owners.

This material may not be sold or redistributed without the prior written consent of Morgan Stanley.

(c) 2005 Morgan Stanley